EXHIBIT 99.1

For Immediate Release

American Power Conversion Announces Retirement of President and Chief
Executive Officer Rodger B. Dowdell, Jr.

Rob Johnson, APC Vice President, Named Interim President and CEO;
Board to Commence Search for New President and CEO

WEST KINGSTON, R.I. -- August 15, 2006 -- The board of directors of American Power Conversion (Nasdaq: APCC) (APC), a leading global provider of high availability systems for network-critical physical infrastructure (NCPI), announced today the retirement of Rodger B. Dowdell, Jr. as president and chief executive officer. Effective immediately, the board has named Rob Johnson, APC vice president, as president and CEO on an interim basis. Dowdell will continue to serve on the board of directors as non-executive chairman of the board. The board of directors has formed a committee to undertake a comprehensive search for a new president and CEO.

“During his 21 years leading APC, Rodger’s strategic vision and strong direction were instrumental in building APC into the world’s leading uninterruptible power supply (UPS) company and now a leader in the NCPI market for data centers,” said director Jim Gerson, on behalf of the board of directors. “His inspiration has enabled us to become the dynamic and innovative company APC is today. Rodger oversaw APC’s remarkable growth from a small start up to an industry leader with over $2 billion in revenue and approximately 8,500 employees worldwide. Most recently, he has led APC’s entry into the data center market with the successful introduction of the award-winning InfraStruXure® architecture. Fortunately, Rodger will continue to serve as our chairman and we will continue to benefit from his vision and insight.

“Additionally, we are pleased to have Rob assume the role of president and CEO while we conduct a search for a permanent replacement,” continued Gerson. “In his current position, Rob works closely with APC’s development, sales, marketing and operations teams and has exhibited strong leadership skills at APC. We look forward to working with APC’s management team, driving innovation and excellence in the market and the company, while focusing on enhancing shareholder value.”

- more -

APC Announces Retirement of President and Chief Executive Officer Rodger B. Dowdell, Jr./Page 2

Dowdell added, “I have had an amazing journey at APC, joining the company when there were just a handful of people and experiencing all its ups and downs over the years. We have truly built something to be proud of. Not only has APC become a leader in its industry, but it is an organization that is solving real customer problems. Over the years I have worked with amazing people and I thank them for all their energy and commitment. I am excited about the next stage of my contributions to APC and am anxious to begin working with the board on APC’s strategic vision for the next 20 years.”

Johnson joined APC in 1997 when APC acquired Systems Enhancement Corporation, the power management software firm he founded in 1990 and where he held the position of president. As vice president, Johnson directs the development and marketing of APC’s cooling, management, and accessory offerings for data centers and networking environments including critical components of APC’s InfraStruXure solution. He holds a BS in Engineering Management from the University of Missouri.

“This is a very exciting time at APC, marked by truly innovative solutions and a tremendous opportunity in the data center,” said Johnson. “In addition, APC has a team of extremely talented individuals and a wonderful customer base with which to work. With this solid foundation, the board and I don’t envision any immediate major strategic changes at APC in terms of products offered or sales channels. We are extremely well positioned to address our markets from the data center to the living room.”

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company. All trademarks are the property of their owners.

# # #

For more information contact:
Richard Thompson, CFO, 401-789-5735, ext. 2325
Debbie Hancock, APC investor relations director, 401-789-5735, ext. 2994, debbie.hancock@apcc.com